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                                                                     EXHIBIT 5.1

                  [MANATT, PHELPS & PHILLIPS, LLP LETTERHEAD]

October 14, 1997
Board of Directors
Transcrypt International, Inc.
4800 NW First Street
Lincoln, Nebraska 68521
Gentlemen:

     We have acted as special counsel to Transcrypt International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-1, as amended (Registration No. 333-35469) (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the proposed offering of an aggregate of 4,600,000 shares of common stock, par value $.01 per share, of the Company, including 2,000,000 shares (plus up to 184,481 additional shares to cover over-allotments, if any) to be offered by the Company and 2,000,000 shares (plus up to 415,519 additional shares to cover over-allotments, if any) to be offered by certain selling stockholders (the "Selling Stockholders").

     We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. We have also obtained from officers of the Company such advice as we considered necessary for the purposes of this opinion and insofar as our opinion is based on matters of fact upon which conclusions of law are expressed, we have relied upon such advice. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

     1. The shares of the Company's common stock to be offered by the Company to the public pursuant to the Registration Statement have been duly authorized and, when issued and paid for in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     2. The shares of the Company's common stock to be offered by the Selling Stockholders to the public pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.

     The opinions expressed herein are limited to the General Corporation Law of the State of Delaware. We assume no obligations to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof. The opinions expressed herein are solely for your benefit and may not be relied upon in any manner or for any purpose by any other person and may not be quoted in whole or in part without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading "Legal Matters" in the prospectus comprising a part of such Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ MANATT, PHELPS & PHILLIPS, LLP

                                          Manatt, Phelps & Phillips, LLP